Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Howard Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-205476 and 333-214333) and Form S-8 (Nos. 333-187714 and 333-191938) of Howard Bancorp, Inc., of our report dated March 16, 2017, with respect to the Consolidated Balance Sheet of Howard Bancorp, Inc. and subsidiary as of December 31, 2016, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Shareholders’ Equity and Cash Flows for the year then ended, which appear in Howard Bancorp, Inc.’s 2016 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 16, 2017